EXHIBIT 99.1

Center Financial Corporation

CENTER FINANCIAL REPORTS RECORD REVENUES FOR 2004 SECOND QUARTER

LOS ANGELES, CA – July 26, 2004 – Center Financial Corporation (NASDAQ NM: CLFC), the financial holding company of Center Bank, a community bank focused on the Korean-American niche market, today reported solid gains in loans, deposits and core fee income for the three-month period ended June 30, 2004.

2004 second quarter highlights, compared with a year ago, include:

•	Revenues increased 19% to $14.4 million

•	Net interest income before provision for loan losses grew 25% to $9.5 million

•	Noninterest income advanced 10% to $4.9 million

•	Net income totaled $3.2 million, equal to $0.20 per diluted share

•	Net loans rose 45% to $869.2 million

•	Total deposits grew 34% to $1.1 billion

•	Total assets were up 33% to $1.2 billion

•	Branch network expanded with entry into new market of Chicago

•	Inland office relocated to a more prominent location

•	Quarterly cash dividend declared of $0.04 per share

“Record revenues in the 2004 second quarter demonstrate tangible benefits of a growing network of branch offices and loan production offices that are fueling the momentum of increases in noninterest income and healthy growth of loans and deposits,” said (Paul) Seon-Hong Kim, president and chief executive officer. “Since the second quarter of 2003, we have opened two full-service branches in Fullerton, California and Chicago, Illinois, and one additional loan production office in Las Vegas, Nevada. In addition, we have relocated our Inland office and Western office to more prominent locations to increase our franchise value.”

“We have a strong track record of tremendous growth over the past six years, with total assets now well over one billion dollars. We are confident that our recently announced strengthened management team will help to continue this momentum and support Center Bank through it’s next stage of growth,” Kim said.

For the three-month period ended June 30, 2004, net income totaled $3.2 million, or $0.20 per diluted share, compared with $3.1 million, or $0.19 per diluted share, in the corresponding period a year ago. (All per share figures have been adjusted to reflect a two-for-one stock split in March 2004.) Return on average assets and return on average equity for the 2004 second quarter was 1.14% and 15.67%, respectively, compared with 1.46% and 17.63% in the 2003 second quarter, reflecting the company’s expanded network of branch and loan production offices and the expansion of its management infrastructure.

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Net interest income before provision for loan losses increased 25% in the 2004 second quarter to $9.5 million from $7.6 million in the same period last year, benefiting from a 45% increase in net loans. However, the company’s average yield on loans was lower than second quarter last year, mainly due to a 25 basis point reduction in prime and market rates set by the Federal Reserve Board in late June 2003. This pressured the net interest margin to contract 18 basis points to 3.73% from 3.91% in the 2003 second quarter. Center Financial added $600,000 to its provision for loan losses during the 2004 second quarter, compared with $550,000 in the corresponding prior-year period.

Noninterest income rose 10% to $4.9 million from $4.4 million in the 2003 second quarter, principally reflecting solid gains in service fee income due to increases in customer account relationships and loan and trade finance transactions.

Total noninterest expenses increased 29% to $8.6 million in the current second quarter from $6.6 million in the corresponding prior-year period. The increase reflects an increase in professional service fees and higher occupancy and staff costs in accordance with Center Bank’s growing franchise. Professional service fees for the second quarter of 2004 increased by $758,000 to $1.2 million from $403,000 a year earlier, as a result of increased audit fees and higher expenses associated with ongoing litigation. Compared to a year ago, noninterest expenses for the current second quarter include operational costs associated with two additional full-service branches in Fullerton, California and Chicago, Illinois and one additional loan production office in Las Vegas, Nevada, and the relocation of the Inland office. Accordingly, the efficiency ratio equaled 59.48%, compared with 54.91% for the quarter ended June 30, 2003.

For the first half of 2004, net income increased 17% to $6.5 million, or $0.40 per diluted share, from $5.6 million, or $0.35 per diluted share, in the corresponding year-ago period. Return on average assets and return on average equity for the 2004 six-month period were 1.21% and 16.22%, respectively, compared with 1.35% and 16.47% in the prior-year period.

Net interest income before provision for loan losses grew 26% to $18.9 million in the first six months of 2004 from $15.0 million a year earlier. Net interest margin was 3.87%, compared with 3.92% in the 2003 six-month period. The company posted $1.5 million in its provision for loan losses to cover the growing loan base, compared with $950,000 recorded for the first half of 2003.

Noninterest income for the year-to-date period increased 19% to $9.0 million from $7.6 million a year ago, reflecting strong gains in all core fee income categories. Total noninterest expenses for the first six months of 2004 increased 24% to $15.8 million from $12.7 million in the 2003 six-month period, in large due to an increase in professional service fees and a one time impairment loss of securities available for sale of $540,000. The efficiency ratio equaled 56.58% for the year-to-date period, compared with 56.33% a year ago.

At June 30, 2004, gross and net loans increased 21% each to $882.1 million and $869.2 million, respectively, from $728.7 million and $717.0 million at year-end 2003, and grew 45% each from the close of the second quarter of 2003.

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On April 23, 2004, the company completed its acquisition of the Korea Exchange Bank (KEB) Chicago branch, under which Center Bank, its wholly owned subsidiary focused on the Korean-American niche market, assumed $12.9 million in FDIC insured deposits and purchased $8.0 million in loans from the KEB branch. The company said it is finalizing plans to relocate its Chicago branch to a new site central to the Korean-American business community.

Commercial real estate loans recorded growth of 65% from a year ago and accounted for 55% of the company’s gross loans at the end of the 2004 second quarter. Commercial loans totaled 20% of the loan portfolio, increasing 45% from a year ago. Trade finance loans increased 63% from prior-year levels and represented 10% of gross loans. SBA loans equaled 8%, consumer loans amounted to 6% and real estate construction totaled 2% of Center Financial’s loan portfolio at June 30, 2004.

“We believe our focus on developing and maintaining strong relationships with our core ethnic Korean-American community has been key to our ability to achieve these sustained loan growth rates,” said Kim. “This achievement, considering the increasingly competitive marketplace that we operate in, underscores the strength of the Center Bank franchise.”

Total deposits grew to $1.1 billion at June 30, 2004, up 22% from $867.9 million at year-end 2003. Core deposits represented 56% of total deposits at the end of the current quarter, with non-interest bearing, interest bearing and savings deposits increasing 39%, 33% and 28%, respectively, over prior-year levels. Non-interest bearing deposits accounted for 31% of total deposits at June 30, 2004, compared with 30% at the end of the 2003 second quarter. Time deposits rose 31% over a year ago.

The average cost of interest-bearing deposits for the 2004 second quarter improved to 1.92% from 2.10% a year earlier, and the average cost of funds was reduced to 1.99% from 2.13%.

Total assets rose to $1.2 billion at the end of the 2004 second quarter from $1.0 billion at December 31, 2003. Interest-earning assets grew to $1.1 billion from $906.6 million at December 31, 2003. The company continued to finance its growth of total assets through increased deposits collected by its expanded network of branch offices.

Total non-performing assets were reduced to $3.2 million, equal to 0.27% of total assets, at June 30, 2004 from $3.3 million, or 0.32% of total assets, at December 31, 2003. Net charge-offs benefited by $166,000 in net recoveries recorded during the second quarter of 2004, improving to $210,000 for the first half of 2004 from $360,000 for the same period of last year. The allowance for loan losses was increased to $10.0 million in accordance with the strong growth in the company’s loan portfolio, representing 1.14% of loans, net of unearned income, at June 30, 2004, compared with 1.21% at year-end 2003.

Center Financial’s Board of Directors recently declared another quarterly cash dividend of $0.04 per share. This cash dividend will be paid on or about August 16, 2004, to shareholders of record at the close of market on July 30, 2004.

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Shareholders’ equity at June 30, 2004 increased to $82.3 million from $78.3 million at December 31, 2003. At the end of the 2004 second quarter, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 11.32%, a total risk-based capital ratio of 10.32%, and a Tier 1 leverage ratio of 8.89%.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full-range of financial services. Founded in 1986, Center Bank specializes in commercial and SBA loans and trade finance products for multiethnic and small business customers, and is one of the largest financial institutions in the nation focusing on the Korean-American community. The Bank operates 14 full-service branches throughout Southern California and Chicago, as well as five Loan Production Offices located in Phoenix, Seattle, Denver, Washington D.C. and Las Vegas. Further information about the company can be found at www.centerbank.com.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2003 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; Center Financial’s ability to efficiently incorporate acquisitions into its operations; the ability of Center Financial and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	06/30/04	06/30/03	12/31/03
Assets
Cash and due from banks	$65,539	$36,237	$76,926
Federal funds sold	46,010	31,925	41,635
Money market funds and interest-bearing deposits in other banks	40,000	40,000	22,400
Securities available-for-sale	103,414	140,910	110,126
Securities held-to-maturity	12,856	14,583	15,390
Loans (net of unearned income)	879,224	608,398	725,812
Allowance for loan losses	(10,044)	(7,350)	(8,804)

Net loans	869,180	601,048	717,008

Fixed assets	11,160	10,441	11,063
Bank-owned life insurance - cash surrender value	10,238	—	10,034
Goodwill	1,253	—	—
Other assets	26,327	17,300	22,784

Total assets	$1,185,977	$892,444	$1,027,366

Liabilities and Shareholders’ Equity

Deposits
Non-interest bearing deposits	$330,672	$237,362	$268,534
Interest bearing deposits	731,237	556,758	599,331

Total deposits	1,061,909	794,120	867,865
Borrowed funds	11,726	17,156	50,671

Long-term subordinated debenture	18,557	—	18,557
Other liabilities	11,489	9,997	12,012

Total Liabilities	1,103,681	821,273	949,105
Shareholders’ Equity	82,296	71,171	78,261

Total Liabilities & Shareholders’ Equity	$1,185,977	$892,444	$1,027,366

Book value per share[1]	$5.11	$4.57	$4.88
Number of common shares outstanding at period end[1]	16,119,751	15,575,934	16,048,520

[1]	Adjusted to reflect 2 for 1 stock split in 2004.

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Interest income	$13,124	$10,510	$25,686	$20,842
Interest expense	3,595	2,873	6,768	5,839

Net interest income before provision for loan losses	9,529	7,637	18,918	15,003

Provision for loan losses	600	550	1,450	950

Net interest income after provision for loan losses	8,929	7,087	17,468	14,053
Noninterest income
Customer service fees	1,994	1,743	3,910	3,355
Fee income from trade finance transactions	915	640	1,618	1,275
Wire transfer fees	213	177	398	331
Gain on sale of loans	890	937	1,267	937
Net (loss) gain on sale of securities available for sale	(6)	93	(6)	340
Loan service fees	458	339	1,009	624
Other income	426	509	779	695

Total noninterest income	4,890	4,438	8,975	7,557

Noninterest expenses
Salaries and employee benefits	3,675	3,435	7,357	6,607
Occupancy	672	504	1,209	943
Furniture, fixtures, and equipment	329	318	650	641
Data processing	506	443	974	834
Professional service fees	1,161	403	1,305	665
Business promotion and advertising	604	423	925	854
Stationery and supplies	127	176	233	304
Telecommunications	157	110	283	237
Postage and courier service	158	130	287	251
Security service	167	151	322	294
Impairment loss of securities available for sale	—	—	540	—
Other operating expenses	1,021	538	1,698	1,079

Total noninterest expenses	8,577	6,631	15,783	12,709

INCOME BEFORE INCOME TAX PROVISION	5,242	4,894	10,660	8,901
INCOME TAX PROVISION	2,043	1,815	4,114	3,297
Net income	$3,199	$3,079	$6,546	$5,604

Other comprehensive (loss) income[1]	$1,097	$2,510	$5,019	$5,229

Total comprehensive income	$1,097	$2,510	$5,019	$5,229

Earning per share, basic[2]	$0.20	$0.20	$0.41	$0.36
Earning per share, diluted[2]	$0.20	$0.19	$0.40	$0.35
Basic average common shares outstanding[2]	16,092,044	15,709,795	16,069,639	15,449,010
Diluted average common shares outstanding[2]	16,609,256	16,138,693	16,472,776	15,834,784

[1]	Comprehensive income represents the change in unrealized gain (loss) on securities available for sale and, interest rate swaps, net of tax, from the previous period end.
[2]	Adjusted to reflect 2 for 1 stock split in 2004.

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CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2004	2003	2003
Average gross loans outstanding during period	$818,427	$577,985	$620,302
Total loans outstanding at end of period[1]	879,224	608,398	725,812

Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—	$—
Non-accrual loans	3,152	1,655	3,327

Total non-performing loans	3,152	1,655	3,327
Other Real Estate Owned	—	—	—

Total Non-performing assets	$3,152	$1,655	$3,327

Allowance for Loan Losses
Balance as of January 1,	$(8,804)	$(6,760)	$(6,760)
Provision for loan losses	(1,450)	(950)	(2,000)
Net loan charge-offs and (recoveries)	210	360	(44)

Balance as of June 30,	$(10,044)	$(7,350)	$(8,804)

Selected Ratios

	Quarter Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2003
For the Period	2004	2003	2004	2003

Return on average assets	1.14%	1.46%	1.21%	1.35%	1.32%
Return on average equity	15.67	17.63	16.22	16.47	16.28
Interest rate spread	3.14	3.25	3.31	3.26	3.35
Net interest margin	3.73	3.91	3.87	3.92	3.96
Yield on earning assets	5.14	5.38	5.26	5.45	5.40
Cost of deposits	1.92	2.10	1.88	2.16	2.02
Cost of funds	1.99	2.13	1.95	2.19	2.05
Noninterest expense/average assets	0.76	0.78	1.45	1.52	3.19
Efficiency ratio	59.48	54.91	56.58	56.33	58.10
Net charge-offs/(recoveries) to average loans	(0.02)	0.06	0.03	0.06	(0.01)

	Period Ended June 30,		Year Ended December 31, 2003
Period End	2004	2003
Tier 1 risk-based capital ratio	10.32%	10.03%	11.56%
Total risk-based capital ratio	11.32	11.11	12.67
Tier 1 leverage ratio	8.89	8.32	10.69
Non-accrual loans to gross loans	0.36	0.27	0.46
Non-performing assets to total loans and OREO	0.36	0.27	0.46
Non-performing assets to total assets	0.27	0.19	0.32
Allowance for loan loss to gross loans	1.14	1.21	1.21
Allowance for loan losses to nonperforming assets	318.65	444.08	264.62

[1]	Total loans arenet of deferred loan fees and discount on SBA loan sold.

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CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the Six Months Ended June 30,			Year Ended December 31,
	2004	2003	% chg	2003
Loans
Real estate–construction	$17,515	$16,590	5.6%	$18,464
Real estate–commercial	482,631	292,462	65.0%	384,824
Commercial	175,905	121,204	45.1%	147,368
Consumer	53,351	42,798	24.7%	49,530
Trade finance	86,114	52,987	62.5%	61,886
SBA	66,578	83,989	-20.7%	66,487
Other	50	43	16.3%	179

Total loans-gross	882,144	610,073	44.6%	728,738
Unearned Income	(2,920)	(1,675)	74.3%	(2,926)
Allowance for loan losses	(10,044)	(7,350)	36.7%	(8,804)

Total loans–net	$869,180	$601,048	44.6%	$717,008

Deposits
Non-interest bearing	$330,672	$237,362	39.3%	$268,534
Interest bearing checking	199,332	149,453	33.4%	156,928
Savings	69,932	54,458	28.4%	61,251
Time deposits	461,973	352,847	31.0%	381,152

Total deposits	$1,061,909	$794,120	33.7%	$867,865